UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2004

On Assignment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20540	95-4023433
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26651 West Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (818) 878-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Agreement

Chief Financial Officer Agreements

In connection with the retirement of Ronald W. Rudolph disclosed under Item 5.02 of this Form 8-K, On Assignment and Mr. Rudolph entered into an Executive Agreement and a Consulting Agreement, each dated as of December 31, 2004.  The Executive Agreement provides for the continuation of Mr. Rudolph’s salary and specified benefits through January 31, 2006, as well as the termination of certain stock options held by Mr. Rudolph and the acceleration of the vesting of a portion of other stock options held by him.  The Executive Agreement also includes a release by each of On Assignment and Mr. Rudolph of claims that either party may have against the other in respect of Mr. Rudolph’s employment with or retirement from the company.

Beginning February 1, 2005, On Assignment will engage Mr. Rudolph as a consultant, on the terms set forth in the Consulting Agreement.  Pursuant to the Consulting Agreement, Mr. Rudolph will provide to On Assignment consulting services relating to investor relations, capital markets, strategic initiatives, accounting issues and related matters on a part-time basis.  The Consulting Agreement is for a one-year term and may be extended for additional one-year increments upon mutual agreement of the parties.  On Assignment will pay Mr. Rudolph an annual sum of $100,000, paid in monthly installments, for the consulting services, and reimburse Mr. Rudolph for certain business-related expenses.  The Consulting Agreement includes covenants relating to non-solicitation of employees by Mr. Rudolph, protection of On Assignment’s proprietary and confidential information, non-competition during the term of the Consulting Agreement, and other matters.  In the event Mr. Rudolph becomes employed by a third party on a full-time basis, On Assignment has a right to terminate the Consulting Agreement.

On February 1, 2005, Michael J. Holtzman, Senior Vice President, Finance of On Assignment, will be promoted to Chief Financial Officer to succeed Mr. Rudolph.  Thereupon, Mr. Holtzman’s annual base salary will be increased to $230,000.

Change of Control Agreements

On December 31, 2004, On Assignment entered into an Executive Change of Control Agreement with each of Peter T. Dameris and Michael J. Holtzman.  The Executive Change of Control Agreement provides each of these executives with severance payments and certain benefits in the event of his Involuntary Termination following a Change of Control (as such capitalized terms are defined in the Executive Change of Control Agreement).

As a result of entering into the Change of Control Agreements, Messrs. Dameris and Holtzman will not be eligible to participate in On Assignment’s Change in Control Severance Plan (the “Plan”), which is applicable to most of On Assignment’s employees.  The severance and benefits payable pursuant to the Change of Control Agreements are substantially the same as the severance and benefits that would have been payable to the executives under the Plan.  Also pursuant to the Executive Change of Control Agreements, immediately prior to a Change of Control, all stock options and other equity awards then held by the executive will become fully vested and exercisable.

A “Change of Control” will be deemed to have occurred, consistent with the Plan, upon the consummation of any of the following transactions:  (a) a merger or consolidation in which On Assignment is not the surviving entity, except for a transaction the principal purpose of which is to change the state of On Assignment’s incorporation or a transaction in which 50% or more of the surviving entity’s outstanding voting stock following the transaction is held by holders who held 50% or more of On Assignment’s outstanding voting stock prior to such transaction; (b) the sale, transfer or other disposition of all or substantially all of the assets of On Assignment; (c) a reverse merger in which On Assignment is the surviving entity, but in which 50% or more of On Assignment’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; (d) the acquisition by any person (or entity) directly or indirectly of 50% or more of the combined voting power of the outstanding shares of On Assignment’s capital stock; or (e) a change, during any period of two consecutive years following December 31, 2004, of a majority of the individuals who comprise the Board of Directors of On Assignment, subject to specified conditions and exceptions.

An “Involuntary Termination” will be deemed to have occurred, consistent with the Plan, if the executive’s employment with On Assignment, or its successor following the Change of Control, is terminated by any of the following, subject to specified conditions: (a) his involuntary discharge or dismissal other than for Cause (as defined in the Executive Change of Control Agreement), (b) his resignation as a result of the company’s failure to pay him compensatory amounts owed to him or his involuntary relocation from the corporate headquarters’ metropolitan area, (c) his resignation following a reduction in his base salary or target bonus or a material reduction in his benefits, or (d) his resignation following a change in his position with the company that materially reduces his level of responsibility or authority.  The executive’s resignation for any reason or for no reason during the period commencing on the date that is six months after the date of a Change of Control and ending ten business days thereafter also would be deemed to be an “Involuntary Termination” for purposes of his Executive Change of Control Agreement.

In the event of an Involuntary Termination following a Change of Control, the executive will be entitled to receive (a) all then accrued compensation and a pro-rata portion of his target bonus for the year in which the termination is effected, (b) a multiple of the executive’s then current base salary plus target bonus for the year in which the termination is effected, (c) continuation of insurance and other benefits for 18 months following the date of termination, (d) continued contributions to the company’s retirement plans for 18 months following the date of termination, and (e) reimbursement, up to $15,000, for outplacement services.  The multiple for subpart (b) above is 3.0 for Mr. Dameris and 2.5 for Mr. Holtzman.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 31, 2004, Mr. Rudolph, Executive Vice President and Chief Financial Officer of On Assignment, announced by notice to the Board of Directors that he will retire from On Assignment.  His retirement relates to all of his positions as an executive officer and employee of On Assignment and as an officer and director of On Assignment’s subsidiaries.  In accordance with the notice delivered to the Board of Directors, Mr. Rudolph’s retirement will be effective as of the close of business on January 31, 2005.

As a result of Mr. Rudolph’s retirement, Michael J. Holtzman, age 45, will be appointed as of February 1, 2005 as Chief Financial Officer of On Assignment.  Mr. Holtzman has been the Senior Vice President, Finance of On Assignment since February 2004.  From May 2002 through February 2004, Mr. Holtzman served as Vice President, Finance of On Assignment.  From January 1996 through December 2001, Mr. Holtzman served as Chief Financial Officer of OnlineLearning.net, a privately-held online provider of continuing education that was acquired in 2001 by one of its investors, Laureate Education, Inc. (then known as Sylvan Learning Systems Inc.).  Prior to joining OnlineLearning.net, Mr. Holtzman worked as Chief Financial Officer of Times Mirror Multimedia from September 1994 through December 1995, was National Treasury Manager at Toyota Motor Credit Corporation for five years and worked in the Treasury Department at ARCO for three years.  Mr. Holtzman also worked as an audit and tax senior accountant at Deloitte Haskins & Sells in Pittsburgh, Pennsylvania from 1981 to 1984.  Mr. Holtzman received a Masters of Business Administration degree from Harvard Graduate School of Business Administration in 1986 and a Bachelor of Science in Business Administration from Duquesne University in 1981.  He is also a Certified Public Accountant.

Upon his promotion to Chief Financial Officer, Mr. Holtzman’s annual base salary will be increased to $230,000.  Mr. Holtzman also will continue to be eligible to receive options and other equity awards under the On Assignment 1987 Stock Option Plan.  In addition, On Assignment anticipates that the Compensation Committee will determine, in connection with its review of all executive officer compensation during the first quarter of 2005, corporate performance targets and corresponding incentive compensation for Mr. Holtzman, based upon his promotion to Chief Financial Officer as of February 1, 2005, and consequent increases in duties and responsibilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

On Assignment, Inc.

Date: January 4, 2005	/s/ Peter T. Dameris
Peter T. Dameris
Chief Executive Officer and President